History Making Art

THE $6.2 MILLION BANANA

On Wednesday, Maurizio Cattelan's "Comedian" shattered estimates and sold for a whopping $6.2M at Sotheby's New York.



What happened?

On Wednesday night, Maurizio Cattelan's artwork Comedian came up for auction at Sotheby's with an in-house estimated price of $1 million to $1.5 million. 7 bidders went after it, and the piece ended up selling for $6.2 million (incl fees)!


Sotheby's
Sotheby


MAURIZIO CATTELAN
COMEDIAN

120%+ Yearly Increase

Wednesday's sale represented a massive price increase for Comedian. The piece debuted at Art Basel in 2019, where it made waves for its $120,000 price tag. Its $6.2M price represented 120% annual appreciation!

In The Press

The New York Times

Who's Laughing Now? Banana-as-Art Sells for $6.2 Million at Sotheby's

THE WALL STREET JOURNAL.

ARTS & CULTURE | A-HED

Someone Just Paid $6.2 Million for a Banana Duct-Taped to a Wall

Sotheby's auctioned the artwork by Maurizio Cattelan on Wednesday; Piece sold to Justin Sun, founder of cryptocurrency platform Tron, who plans to eat it

CNN

Style / Arts

Viral banana artwork has sold again — this time for $6.24 million

AVAILABLE NOW

Own a piece of the history maker's portrait:

Maurizio Eating (1999), by Elizabeth Peyton



$492K
Initial Offering Size

8.9%
Similar Sales Growth ('01-'24)

26.7%
Artist Record Price Growth ('99-'24)

99% PROGRESS

INVEST NOW